Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-192236) pertaining to the 2013 Equity Compensation Plan of SFX Entertainment, Inc. of our report dated March 31, 2014, with respect to the consolidated financial statements and schedule of SFX Entertainment, Inc., in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young, LLP
New York, NY
March 31, 2014